LANDRY’S RESTAURANTS, INC. ANNOUNCES PRICING OF
$295.5 MILLION PRINCIPAL AMOUNT OF SENIOR SECURED NOTES AND ARRANGEMENT OF A $215 MILLION AMENDED
AND RESTATED CREDIT FACILITY

HOUSTON, Texas (February 5, 2009) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it has priced an offering of $295.5 million in aggregate principal amount of 14% senior secured notes due 2011. The Company will receive gross proceeds of $260 million. The notes will be secured and guaranteed by certain of Landry’s subsidiaries. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act. The closing of the transaction is expected to occur on February 13, 2009, and is subject to customary conditions.

The Company also announced that it is also expecting to close a $215 million amended and restated credit facility consisting of a $50 million revolving credit facility and a $165 million term loan on February 13, 2009, subject to customary conditions. The new credit facility is being arranged by Wells Fargo Foothill, LLC and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners.

The issuance of the notes and amending and restating the credit facility is part of the previously announced refinancing of the existing debt of the Company. The Company plans to use the net proceeds of the offering along with funds to be received from the amended and restated credit facility to refinance its outstanding debt, pay related transaction fees and expenses and for general corporate purposes.

The securities have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to obtain the financing contemplated above to pay off its existing debt; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010